UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 11, 2014

ENVOY GROUP CORP.
(Exact Name of Registrant as Specified in its Charter)

Florida	333-188785	46-2500923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28494 Westinghouse Place, Suite 213, Valencia CA 91355
(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code:  (661) 449-9630

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01.  Changes in Control of Registrant

On April 14, 2014, Jocelyn Nicholas, sole officer and director of Envoy Group Corp. (the “Company”) and majority shareholder, sold all of his shares in the Company, totaling an aggregate of 9,000,000 shares of the common stock of the Company, to Harpeet Singh Sangha (“Sangha”) in a private transaction.  As a result of this transaction, Sangha owns approximately 75% of the issued and outstanding shares of common stock of the Company and is the now the majority shareholder of the Company.

In connection with this transaction, Jocelyn Nicholas, the Company’s sole officer and director, appointed Mr. Sangha director and officer and Mr. Nicholas subsequently resigned.

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;

At closing, in connection with the transaction with the purchase by Sangha of controlling interest in the Company, he was appointed CEO and a director and Jocelyn Nicholas resigned as sole office and director.

Harpeet Singh Sangha, the Company’s President, CEO, Chief Financial Officer and sole Director is responsible for the overall operation of the Company, including assisting in implementing the vision of asset acquisition and production strategy.   Mr. Sangha has been involved in the capital markets for over 25 years. Mr. Sangha started his career as Investment Advisor in 1986 and gained his affinity for raising capital for early stage projects in the natural resource field.

Mr. Sangha joined Rango Energy, Inc. in 2012 as a director and CEO.   Prior to that, Mr. Sangha served as CEO, secretary, and as director of Sharprock Resources Inc. (OTCBB: SHRK).  While there, Mr. Sangha raised the initial seed capital to explore a pre-production gold project in the Kekura Region in Siberia. From April 2006 to June 2011, Mr. Sangha served as a director and as the CEO of Douglas Lake Minerals Inc. (OTCBB: DLKM). During his time at Douglas Lake, he successfully combined his access to his network of institutional clients with his ability to identify advanced stage natural resources projects, taking the value of the company in excess of $240 million.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVOY GROUP CORP.

April 22, 2014

/s/ Harpeet Singh Sangha

Harpeet Singh Sangha